Exhibit 16.1

ETANIA AUDIT GROUP P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

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Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

Etania Audit Group P.C. (formerly Davis Accounting Group P.C.) is the former independent registered accountant of Suspect Detection Systems, Inc. (the “Company”).  We have read the Company’s Current Report on Form 8-K dated February 7, 2011, and are in agreement with the contents of Item 4.01, paragraphs 1 through 4.  For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Etania Audit Group P.C.

Cedar City, Utah,
February 7, 2011.